EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of the 23rd day of January, 2008 (the “Effective Date”), between Thomas Equipment, Inc., a Delaware corporation (the “Company”), and Gregory J. Duman (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term. The term of Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 4.

2. Position and Duties. The Executive shall serve as the Chief Financial Officer of the Company reporting to the Chief Executive Officer of the Company and shall have supervision and control over and responsibility for the day-to-day financial matters of the Company and each of its subsidiaries and shall have such other powers and duties as may from time to time be prescribed by the Board or a committee of independent directors of the Board, provided that such duties are consistent with the Executive’s positions or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. The Executive may serve on other boards of directors, be involved with other companies, or engage in religious, charitable or other community activities as long as such services, involvements and activities do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

3. Compensation and Related Matters.

(a) Base Salary. The Executive’s annual base salary shall be Two Hundred and Forty Thousand Dollars ($240,000), subject to the increase (but not decrease) by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in periodic installments in accordance with the Company’s usual practice for senior executives.

(b) Retention Bonus. In the event Executive remains employed with the Company until eighteen months after the Effective Date (“Retention Period”), the Company shall pay the Executive at the end of the Retention Period a Retention Bonus of Two Hundred and Forty Thousand Dollars ($240,000) (the “Retention Bonus”) provided, however, if during the Retention Period the Company terminates the Executive Without Cause as provided in Section 4(d) or Executive terminates his employment due to (i) death or (ii) for Good Reason as provided in Section 4(e), the Company shall pay the Executive, or in the case of death pay his estate, the Retention Bonus within ten (10) days of the terminating event. The Company may elect to purchase a life insurance policy with the insured being the Executive and the beneficiary being named by the Executive. The face value of the insurance policy will be no less than the Retention Bonus such that in the event the Executive’s death precedes the Retention Period then the proceeds of the life insurance policy may be used to pay the Retention Bonus. The Company will be responsible for premiums on the life insurance policy during the employment period of the Executive. Upon termination of employment of Executive for any reason, the Company will transfer ownership of the life insurance policy to Executive and Executive will be responsible for premium payments thereafter.

(c) Quarterly Bonuses. The Executive shall be eligible to receive cash incentive compensation in the form of quarterly bonuses based on performance objectives as determined by the Board of Directors (the “Board”) or Compensation Committee of the Board, on an annual basis, after consultation with the Executive (the “Quarterly Bonus Payments”). The aggregate of Executive’s target Quarterly Bonus Payments on an annualized basis shall be 70% of his Base Salary. The Quarterly Bonus Payments shall commence with the first fiscal quarter ending March 31, 2008, and shall be paid within 30 days after the end of each fiscal quarter.

(d) Initial Option Grant. On the Effective Date, the Company shall grant to Executive a fully vested and exercisable stock warrant with a ten year term to purchase sufficient shares of the common (also referred to as ordinary) stock of the Company (“Common Stock”) to equal four percent (4%) of the outstanding Common Stock as of the date of grant, measured on a “Fully Diluted Basis", at the closing price share of Common Stock on the Effective Date (the “Initial Option Grant”). For purposes of this Agreement, “Fully Diluted Basis” shall mean the total number of issued and outstanding shares of the Common Stock, and: (i) all shares of Common Stock issuable on the conversion of all issued and outstanding debt and other securities then convertible into shares of Common Stock, and (ii) all shares of Common Stock issuable upon the exercise of all unexpired and valid options and warrants to purchase shares of Common Stock, whether or not such options or warrants are exercisable at such time. The Initial Option Grant shall remain outstanding for the entire ten year term regardless of Executive’s employment status during such period. The Company agrees to use its best efforts to register the Initial Warrant Grant on Form S-8 within thirty (30) days of becoming current on its required SEC filings. The Executive acknowledges that the Company does not currently have sufficient authorized but unissued and unreserved shares of Common Stock to permit exercise of the Initial Option Grant. The Executive further acknowledges that the Initial Option Grant may not be exercised until such time as sufficient unissued and unreserved shares of Common Stock are available.

(e) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder during the Term, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers. In addition, the Executive shall be entitled to receive prompt reimbursement by the Company for all legal fees and expenses incurred by him in connection with the preparation and negotiation of this Agreement.

(f) Vacation. The Executive shall be entitled to fifteen (15) paid vacation days in each calendar year, which shall be accrued ratably during the calendar year. The Executive shall also be entitled to all paid holidays given by the Company to its executives. The Executive may not, without the prior consent of the Board, carry forward more than ten (10) days of unused vacation entitlement to a subsequent calendar year. Any vacation entitlement that has not been used by the end of the calendar year or carried forward to the next calendar year shall be forfeited without pay. Upon termination of the Executive’s employment, for whatever reason, the Executive shall be entitled to salary in lieu of any accrued but unused vacation.

(g) Other Benefits. During the Term, the Executive shall be entitled to receive benefits under all of the Company’s Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide the Executive with benefits at least substantially equivalent to those provided under such Employee Benefit Plans. As used herein, the term “Employee Benefit Plans” includes, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. During the Term, the Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

(h) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

4. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Company for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Base Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Company’s policies) and benefits (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for six months. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 4(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder for Cause if such termination is approved by not less than a majority of the Board. For purposes of this Agreement, “Cause” shall mean: (A) conduct by the Executive constituting gross negligence or an act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) the conviction of or pleading nolo contendere by the Executive of any felony involving deceit, dishonesty or fraud, or any conduct by the Executive that has resulted in material injury to the Company or any of its subsidiaries and affiliates; (C)  willful and deliberate non-performance by the Executive of his duties hereunder which has continued following written notice of such non-performance from the Board, provided however, Executive shall not be required to perform tasks or duties that, in Executive’s reasonable and good faith judgment, are contrary to legal or ethical principles and standards; (D) a breach by the Executive of any of his material obligations under this Agreement; (E) a material violation by the Executive of the Company’s employment policies which has continued following written notice of such violation from the Board, or (F) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials. Anything to the contrary notwithstanding, (1) the Executive shall not be terminated for “Cause” within the meaning of clauses (C), (D), (E) or (F) of this subsection (c) unless written notice stating the basis for termination is provided to the Executive and he is given thirty (30) days to cure the basis for such claim and, if he fails to cure such basis, the Executive has an opportunity to be heard in person before the Board at a time and venue selected by the Board, and (2) the Executive shall not be terminated for “Cause” unless the Executive has an opportunity to be heard before the Board at a time and venue selected by the Board and after such opportunity to be heard there is a vote of not less than a majority of the Board, at a meeting of the Board called and held for such purpose, to terminate Executive for “Cause”. No action or inaction by the Executive shall be deemed to be “willful” under this Section 4(c) if such action or inaction was undertaken by the Executive in the good faith and reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.

(d) Termination Without Cause. At any time during the Term, the Company may terminate the Executive’s employment hereunder without Cause if such termination is approved by a majority of the Board at a meeting of the Board called and held for such purpose.

(e) Termination by the Executive for Good Reason. At any time within two years following the initial existence of a Good Reason condition (as defined below), the Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantial adverse change, not consented to in writing by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties; (B) any removal, from the Executive of his title of Chief Financial Officer that is not consented to in writing by the Executive; (C) a breach by the Company of any of its other material obligations under this Agreement; (D) the involuntary relocation of the Company’s offices at which the Executive is principally employed or the involuntary relocation of the offices of the Executive’s primary workgroup to a location more than fifty (50) miles from Omaha, NE, or the requirement by the Company that the Executive be based anywhere other than the Company’s offices at such location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations, or (E) Executive being asked or directed by the Board or the Company’s financial partners to perform tasks that, in Executive’s reasonable and good faith judgment, are contrary to legal or ethical principles and standards after the Executive has stated his objection to performing such tasks. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) the Executive notifies the Company in writing of the occurrence of the Good Reason event within sixty (60) days of the occurrence; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice, to cure the Good Reason event; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist. If the Company cures the Good Reason event during the 30-day period, Good Reason shall be deemed not to have occurred.

(f) Termination by the Executive Without Good Reason. At any time during the Term, the Executive may terminate his employment hereunder without Good Reason by written notice to the Board at least thirty (30) days prior to such termination. Any such termination shall not constitute a breach of this Agreement by the Executive.

(g) Notice of Termination. Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.

(h) Date of Termination. “Date of Termination” shall mean: (A) if the Executive’s employment is terminated by his death, the date of his death; (B) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given; (C) if the Executive’s employment is terminated by the Company under Section 4(d), thirty(30) days after the date on which a Notice of Termination is given; and (D) if the Executive’s employment is terminated by the Executive under Section 4(e) or Section 4(f), thirty (30) days after the date on which a Notice of Termination is given.

5. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid Base Salary, Quarterly Bonus Payments, prorated up until the Date of Termination, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”) on the Date of Termination.

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition,

(i) within ten (10) days of the Date of Termination, the Company shall pay the Executive a lump sum payment equal to the Executive’s annual Base Salary (the “Severance Amount”),

(ii) all stock-based and other equity awards held by the Executive shall vest and become exercisable or nonforfeitable as of the Date of Termination;

(iii) subject to the Executive’s election to continue health benefits and co-payment of premium amounts at the active employees’ rate, the Executive shall continue to participate in the Company’s group health, dental and vision program for 12 months; provided, however, that the continuation of health benefits under this Section 5(b)(iii) shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”);

(iv) anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months after the Executive’s Date of Termination, (ii) the Executive’s death.

6. Liquidity Event. The provisions of this Section 6 set forth certain terms reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Liquidity Event. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event.

(a)  Definition A “Liquidity Event” shall be deemed to have occurred upon the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

(b) Transaction Bonus. Upon the closing of a transaction constituting a Liquidity Event the Executive shall be entitled to a “Transaction Bonus,” subject to the conditions set forth in this Section 6.

(c) Amount. The Transaction Bonus shall be two percent (2%) of all Net Shareholder Proceeds, provided, however, if the in the money value of the Initial Option Grant provided in Section 3(d), as determined at the time of the Liquidity Event, is greater than the would be Transaction Bonus, the Executive shall only be entitled to the Initial Option Grant and shall not receive the Transaction Bonus. Conversely, if the in the money value of the Initial Option Grant, as determined at the time of the Liquidity Event, is less than the would be Transaction Bonus, the Executive shall receive the Transaction Bonus and shall forfeit the Initial Option Grant.

(d) “Net Shareholder Proceeds” shall mean the aggregate proceeds received by the shareholders in the Liquidity Event transaction, excluding assumption of debt of any kind, determined without regard to (i) expenses and taxes incurred by the Company and the shareholders in connection with such transactions, or (ii) any Transaction Bonus payable under this Agreement or other Liquidity Event payments to other executives.

(e) Value of Securities. If any portion of the purchase price is payable in the form of securities, whether equity or debt, the value of such securities for purposes of determining Net Shareholder Proceeds, will be determined based on the average closing price for such securities for the 20 trading days prior to the closing of the Liquidity Event. .

(f) Employment Status. The Transaction Bonus shall be paid to the Executive upon the closing of the transaction constituting the Liquidity Event; provided that, unless Executive is Terminated Without Cause as provided in Section 4(d) or Executive terminated his employment for Good Reasons provided in Section 4(e), the Executive must remain employed with the Company on such date.

(g) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

(h) All determinations required to be made under Section 6(g), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within three (3) business days prior to the closing of the Liquidity Event transaction, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to Section (g) shall be paid to the Executive at the same time as the Severance Payments to which the Gross Up Payment relates. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall furnish the Executive with an opinion of counsel that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7. Indemnification.

(a) As a material inducement to Executive to enter into this Agreement, the Company and the Executive have entered into an indemnification agreement (the “Indemnification Agreement”). A fully executed copy of the Indemnification Agreement is attached hereto as Exhibit C.

(b) The Company shall also use its best efforts to secure judicial approval for the indemnification of the Executive, to the fullest extent permitted by law, in the event of a bankruptcy filing or other court administered reorganization or liquidation process involving the Company.

8. Directors’ and Officers’ Insurance.

(a) During the Term and for a period of three (3) years thereafter, the Company shall maintain directors’ and officers’ insurance, which shall include coverage of the Executive, in an aggregate amount of $7 million, in a form satisfactory to the Executive.

(b) Upon the cancellation or non-renewal of the insurance described in Section 8(a), the Company shall purchase a six (6) year reporting tail for such insurance, which shall include coverage of the Executive, in a form satisfactory to the Executive.

9. Confidential Information and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 10(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company. Anything herein to the contrary notwithstanding, the provisions of this subsection (b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, provided that, unless otherwise prohibited by law, the Executive shall provide Company with prompt notice of any such requested or required disclosure and shall cooperate in all reasonable respects with the Company in any effort by the Company to prevent or otherwise contest such disclosure, or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(e) Litigation and Regulatory Cooperation. During and after the Executive’s employment, upon reasonable notice adding normal business hours, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 10(e). Such expenses shall include, but not limited to, travel costs consistent with the Company’s travel reimbursement policy then in effect, and legal fees to the extent that the Executive believes that there is or will be a conflict between his interests and the interests of the Company in connection with the matter about which the Company has requested cooperation and that, therefore, separate representation is warranted. In addition, following the Term, for all time the Executive expends in cooperating pursuant to this Section 10(e), the Company shall compensate Executive at the rate of $145 per hour, provided, however, Executive’s right to compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials. The Executive’s entitlement to reimbursement of such expenses, including legal fees, shall in no way limit or affect the Executive’s rights to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents, the Company’s insurance policies, as referenced in Section 8, and/or in accordance with the Indemnification Agreement referenced in Section 7.

(f) All ideas, inventions, and other developments or improvements conceived or reduced to practice by Executive, alone or with others, during the term of this Agreement, whether or not during working hours, that are within the scope of the business of the Company or that relate to or result from any of the Company’s work or projects or the services provided by Executive to the Company pursuant to this Agreement, shall be the exclusive property of the Company. Executive agrees to assist the Company, at the Company’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of the Company.

10. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Employer and the Executive (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11. Resolution of Disputes. Any claim or controversy arising out of or relating to this Agreement or the Executive's employment with the Company or the termination thereof (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) (collectively, "Covered Claims") shall, to the fullest extent provided by law, be resolved by binding arbitration to be held, unless otherwise agreed, in Boston, Massachusetts under the auspices of the American Arbitration Association (“AAA”), in accordance with the National Rules for the Resolution of Employment Disputes including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim, to the extent involving such third party, shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. This Section 12 shall be specifically enforceable.

12. Entire Agreement and Binding Effect. This Agreement, the Escrow Agreement between the Company and Executive, a copy of which is attached hereto as Exhibit A, the Indemnification Agreement between the Company and Executive, a copy of which is attached hereto as Exhibit C, and each equity-related agreement executed by each of the Company and Executive as of the date hereof, contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings, written or oral, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Moreover, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Notwithstanding the foregoing, nothing in this Agreement shall be construed to affect Executive’s rights to equity compensation pursuant to applicable plans and agreements.

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Independent Legal Advice. The Company has obtained legal advice concerning this Agreement and has requested that Executive obtain independent legal advice with respect to same before executing this Agreement. Executive, in executing this Agreement, represents and warranties to the Company that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

16. 409A. All benefits and payments to the Executive hereunder are intended to be in accordance with Section 409A of the Code, and the Company shall have the right, acting reasonably, in good faith and upon prior notice to the Executive and/or when requested by the Executive, to amend or modify this Agreement, but only to the extent necessary to avoid the imposition of additional taxes, penalties and interest under such Section 409A; provided that such amendment or modification substantially preserves the value to the Executive of the affected benefit or payment.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Governing Law. This is a Nebraska contract and shall be construed under and be governed in all respects by the laws of the state of Nebraska , without giving effect to the conflict of laws principles of such state. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

THOMAS EQUIPMENT, INC.

By: /s/ PETTER ETHOLM
Petter Etholm, CEO

/s/ GREGORY J. DUMAN
Gregory J. Duman